STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of this 18th day of October, 2023, by and between Joseph Ovsenek, a resident of British Columbia, Canada and Kenneth McNaughton, a resident of British Columbia, Canada, (each a “Seller” and together the “Sellers”) and Robert Hatch, a resident of Oregon, United States of America (the “Purchaser”).

RECITALS
WHEREAS, Sellers each own 50,000 common shares of Austin Gold Corp., a British Columbia corporation (the “Company”); and
WHEREAS, Sellers desire to sell all of such common shares to Purchaser, and Purchaser desires to purchase from Sellers all of such common shares for the consideration and on the terms set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, the sufficiency of which is hereby acknowledged, all parties hereto agree as follows:
A. PURCHASE OF SHARES
1. The Shares.  Subject to the satisfaction of the terms and conditions set forth in this Agreement, Sellers each agree to sell 50,000 common shares of the Company to Purchaser, and Purchasers agrees to buy from each Seller 50,000 common shares of the Company for cash consideration in the aggregate amount of US$36,500.00 (the “Purchase Price”) to each Seller (for a total of US$73,000), representing a price of US$0.73 per common share.
2. Payment of Purchase Price.  The payment of the Purchase Price by Purchaser to each Seller shall be made at the Closing (as defined herein) by wire transfer to an account designated in writing by each such Seller at least one business day before the Closing Date or by delivery of other immediately available funds, including certified checks or bank drafts in the name as designated in writing by each such Seller at least one business day before the Closing Date, or by delivery against payment (“DAP”) if transacted within brokerage accounts.
3. The Closing.  Following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dorsey & Whitney LLP in Denver, Colorado commencing at 10:30 a.m. local time on October 25, 2023 or such other location and date as Purchaser and Sellers may mutually determine (the “Closing Date”).
4. Transfer of Shares.  Concurrently with the delivery of the Purchase Price at the Closing, Sellers shall each deliver to Purchaser the stock certificate(s) representing the 50,000 common shares from each Seller endorsed in blank or accompanied by duly executed assignment documents, free and clear from any restrictions on transfer.

B. REPRESENTATIONS AND WARRANTIES OF PURCHASERS
The Purchaser hereby represents, warrants and covenants that:
1.    Authorization. Purchaser has full power and authority to enter into this Agreement, and such agreement constitutes a valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
2.    Residence and Legal Capacity. Purchaser is a resident of the jurisdiction indicated on the signature page hereof, is of the age of majority for the jurisdiction in which such Purchaser resides and has sufficient legal capacity to execute this Agreement.
3.     Access to Information.  Purchaser has had access during the course of this transaction and prior to the execution of this Agreement to all information necessary to enable Purchaser to evaluate the merits and risks of a prospective investment in the Company.
4. No-Conflict.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which he is bound, which breach, default, acceleration, right or requirement would prevent the Purchaser from consummating the transactions contemplated by this Agreement.
5. Brokers’ Fees.  Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any other Purchaser or Sellers could become liable or obligated.
6. Investment Intent.  Purchaser is not acquiring the common shares with a view to or for sale in connection with any distribution thereof within the meaning of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”). Purchaser is aware that the common shares are being sold to him in a transaction that is exempt from the registration requirements of the U.S. Securities Act and pursuant to similar exemptions from any applicable securities laws or regulations of any state of the United States.  Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investments such as the Shares and is able to bear the economic risk of loss of its entire investment.
7. U.S. Resale Restrictions.  Purchaser understands and acknowledges that the Shares have not been registered under the U.S. Securities Act or any applicable securities laws of any state of the United States or regulations and may not be offered, sold, pledged or transferred, directly or indirectly in the United States or to, or for the account or benefit of a U.S. Person, unless so registered or pursuant to an available exemption from such registration requirements and as a director and officer to the Company, Purchaser is considered an “affiliate” of the Company and is subject to control shares provisions under Rule 144 of the U.S. Securities Act.  Unless registered, such control share provisions restrict the ability of the Purchaser to sell his shares in the open market in the United States subject to certain hold period, manner of sale, volume of sale and notice of sale restrictions. The Purchaser understands that they are purchasing the Shares from affiliates of the Company and therefore the Shares are “restricted securities” under Rule 144 of the U.S. Securities Act and are subject to a hold period of at least six month pursuant to the requirements of Rule 144 in relation to any sale of the Shares in the open market in the United States.
C. REPRESENTATIONS AND WARRANTIES OF SELLER
Each Seller, severally and not jointly, hereby represents, warrants and covenants that:
1. Authorization.  Such Seller has full power and authority to enter into this Agreement, and such agreement constitutes a valid and legally binding obligation, enforceable in accordance with its terms against such Seller except (i) as limited by applicable bankruptcy and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
2. Residence and Legal Capacity.  Such Seller is a resident of the jurisdiction indicated on the signature page hereof, is of the age of majority for the jurisdiction in which they reside and have sufficient legal capacity to execute this Agreement.
3. Ownership of the Shares.  Seller is the sole registered and beneficial owner of the common shares being sold pursuant to this Agreement and has full power and authority to convey such common shares free and clear of all liens, encumbrances, restrictions and claims of every kind and, upon delivery of and payment for such common shares as herein provided, Purchaser shall acquire good and valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind, except for the restrictions as may be imposed pursuant to applicable securities laws.  There is no outstanding subscription, warrant, call, commitment, option or other agreement or right of any kind to purchase or otherwise to receive or acquire from Purchasers any interest in such Shares.  Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.
4. Access to Information.  Seller has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transaction contemplated by this Agreement and have had access to such information concerning the Company as the Seller has considered necessary or appropriate in connection with their investment decision to sell the common shares, including access to the Company’s public filings available on the Internet at www.sedar.com and www.sec.gov, and that any answers to questions and any reasonable requests for information have been complied with to the Sellers’ complete satisfaction.  Sellers have had the opportunity to seek independent legal and tax advice relative to this transaction and Sellers have such knowledge and experience in financial and business matters, either alone or in consultation with their advisors, as to be capable of evaluating the merits and risks of the sale of the Shares.
5. No-Conflict.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Seller is subject or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Seller is a party or by which he or she is bound, which breach, default, acceleration, right or requirement would prevent the Sellers from consummating the transactions contemplated by this Agreement.

6. No Consents.  No consent of any third-party is necessary for the Seller to sell the common shares or consummate any of the transactions contemplated by this Agreement. Any consent of the Seller’s spouse required pursuant to any applicable communal property laws of the Seller’s jurisdiction of residence has been obtained and will be delivered at Closing.

7. Brokers’ Fees.  Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Purchaser could become liable or obligated.
8. Private Resale.  Seller: (A) acquired the common shares for their own account for investment purposes and not with a view to any distribution of such common shares, (B) have not engaged in any form of general solicitation or general advertising in connection with the sale of the common shares, and (C) Purchaser was the only offeree with respect to the sale of such common shares.

9. Release of Future Gains.  Seller acknowledges that by selling the common shares he is foregoing any potential future gains and/or dividends or distributions resulting from the ownership of the common shares and Seller hereby releases Purchaser from any and all claims, rights or actions of Seller against Purchaser in relation to any such future gains and/or dividends or distributions. Seller acknowledges that the market value of the common shares is currently and could, in the future and depending on the success of the Company’s business, become worth substantially more than the price at which the Purchaser is purchasing the common shares from the Seller. Seller acknowledges that the market value of the common shares could, in the future and depending on the success of the Company’s business, become worth substantially more than the price at which the Purchaser is purchasing the common shares from the Seller. Seller understands that the Company has from time to time explored, and will continue to explore, exit strategies, including, without limitation, selling the Company, merger, consolidation and similar transactions.  Seller understands that any future sale of common shares of the Company in relation to such a transaction could be at a premium or a discount to the per common share Purchase Price, and such sale could occur at any time or not at all.

10. No Representations Regarding Price.  Sellers acknowledges that Purchaser has not made any representations to them regarding the potential future price of the common shares and that the Seller has independently determined, either alone or in consultation with their advisors,  that the Purchase Price is sufficient compensation for the value of the common shares and is fair and equitable to the Seller.  Seller further understands that the Purchase Price was determined through an arm’s length negotiation between Seller and Purchaser and that Seller did not rely on Purchaser or any other person to determine the value of the common shares, and that the actual fair market value of the common shares could be higher or lower than the Purchase Price.

11. Use of Proceeds.  Seller represents that they will not use the proceeds of the sale of the common shares for any unlawful purpose.

12. Release of Claims.  Seller on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Purchaser and his heirs, family members, executors, agents, and assigns (“Releasees”)  from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Seller may possess against any of the Releasees arising from this or related to this Agreement or relating to the Purchase Price.

13. Tax Consequences.  Seller has reviewed with their own tax advisors the federal, state, local and foreign tax consequences of this Agreement and the transactions contemplated hereunder.  Seller is relying solely on their own such advisors and not on any statements or representations of the Company or its agents or the Purchaser or their agents.  Seller understands, acknowledges and agrees that they shall be responsible for their own tax liability that may arise as a result of this Agreement or the transactions contemplated hereunder.  The Purchaser makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Seller or made on their behalf under the terms of this Agreement.

D. INDEMNITY

Seller, severally and not jointly, shall indemnify, defend and hold Purchaser harmless against any and all liabilities, loss, cost or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses), arising from, relating to, or connected with any untrue, inaccurate or breached statement, representation, warranty or covenant of such Seller set forth in this Agreement.

Purchaser shall indemnify, defend and hold each Seller harmless against any and all liabilities, loss, cost or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses), arising from, relating to, or connected with any untrue, inaccurate or breached statement, representation, warranty or covenant of Purchaser set forth in this Agreement.

E. BEST EFFORTS TO CLOSE
Each of the parties will use his or her reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.
F. CONDITIONS TO OBLIGATIONS TO CLOSE
1. Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions to be performed by each of them in connection with the Closing is subject to satisfaction of the following conditions:
(a) the representations and warranties set forth in Article C above shall be true and correct in all material respects at and as of the Closing Date;
(b) Seller shall have performed and complied with all of his covenants hereunder in all material respects through the Closing;
(c) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the rights of Purchaser to own the common shares;
(d) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Purchaser; and
Purchaser may waive any condition specified in this section if each Purchaser executes a writing so stating at or prior to the Closing.
2. Conditions to Obligation of the Seller. The obligation of each Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:
(a) the representations and warranties set forth Article B above shall be true and correct in all material respects at and as of the Closing Date;
(b) Purchaser shall have performed and complied with all of his covenants hereunder in all material respects through the Closing;
(c) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and
(d) all actions to be taken by Purchasers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.
The Seller may waive any condition specified in this section if they execute a writing so stating at or prior to the Closing.
G. SURVIVAL OF REPRESENTATIONS AND WARRANTIES
All of the representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).
H. MISCELLANEOUS PROVISIONS
1. Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
2. Governing Law; Attorneys’ Fees.  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia,  without regards to conflict of law principles thereof.  To the extent any dispute arises between the Parties hereto regarding any of the subject matter hereof, the prevailing party in any action or  arbitration proceeding, including any action for emergency or equitable relief  brought in connection therewith will be entitled to reasonable attorneys’ fees and court costs from the losing party.
3. Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
4. Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or email if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, to the addresses of the Sellers and Purchaser set forth of the signature page hereto.
5. Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Sellers and Purchaser.
6. Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
7. Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.
8. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
9. Expenses. Each of the parties will bear his or her own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
SELLERS:
Joseph Ovsenek (Signature)
Address: 2821 Kitchener Street Vancouver, BC V5K 3E4 Email: jovsenek@p2gold.com Kenneth McNaughton (Signature)
Address: 3492 West 6th Ave. Vancouver, BC V6R 1T3 Email: kmcnaughton@p2gold.com

PURCHASER:
Robert Hatch _
___________________________________ (Signature)
Address:
1838 N. Valley View Road
Ashland, Oregon
97520
United States of America

Email: hatchgold@gmail.com